1.Amendment to the
2.FLOWSERVE CORPORATIONANNUAL INCENTIVE PLAN
3.(As Amended and Restated effective February 14, 2017)
WHEREAS, Flowserve Corporation, a New York corporation (the “Company”) maintains the Flowserve Corporation Annual Incentive Plan (as amended, the “Plan”);
WHEREAS, Article 10 of the Plan provides that the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee”) or the Board of Directors of the Company may amend the Plan, provided that any action that would otherwise be adverse to a participant will only be made on a prospective basis unless required by applicable law; and
WHEREAS, the Committee has determined that the Plan should be amended to remove all references to the Flowserve Corporation Equity and Incentive Compensation Plan in light of the expiration of such plan and revisions made to Section 162(m) of the Internal Revenue Code of 1986, as amended, and that the Plan should operate as a standalone incentive compensation plan effective as of January 1, 2020.
NOW, THEREFORE, the Plan is hereby amended as follows effective as of January 1, 2020:
1. Section 1.1 is hereby amended and restated in its entirety as follows:
SECTION 1.1 Establishment of the Plan. Flowserve Corporation, a New York corporation, hereby establishes an annual incentive compensation plan known as the Flowserve Corporation Annual Incentive Plan, effective as of February 14, 2017 (the “Plan”). The Plan permits the Company to award annual incentive award payouts to Participants based on the achievement of pre-established performance goals. The Plan shall continue to be effective until terminated by the Board, pursuant to Article 10.
2. Section 2.12 is hereby amended and restated in its entirety as follows:
SECTION 2.12 [Intentionally omitted.]
3. Section 3.1 is hereby amended and restated in its entirety as follows:
SECTION 3.1 The Committee. The Plan shall be administered by the Committee or its delegate. Membership on the Committee shall be limited to those members of the Board who are independent directors as required by the New York Stock Exchange “NYSE” rules.
4. Section 5.1(a) is hereby amended and restated in its entirety as follows:
SECTION 5.1 Performance Measures and Performance Goals. (a) Prior to the beginning of each Performance Period, or as soon as practicable thereafter (and no later than 90 days after the commencement of the Performance Period, or if the Performance Period is less than twelve (12) months, no later than before 25% of the Performance Period has been completed), the

Committee shall select performance measures and shall establish performance goals for that Performance Period.
5. Section 5.1(f) is hereby deleted in its entirety.

IN WITNESS WHEREOF, this amendment to the Plan is executed this 19th day of February, 2020.

Flowserve Corporation,
a New York corporation

By: _________________________________
     Name: Lanesha T. Minnix
     Title: Senior Vice President and
Chief Legal Officer

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